U.S. Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
of earliest event reported)
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) July 30, 2010

Commission File No. 333-123465

Universal Bioenergy, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	20-1770378
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

19800 Mac Arthur Blvd.,  Ste. 300
Irvine, CA 92612
 (Address of principal executive offices)

  (888) 263-2009
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms "we", "us", "our", "our company" “Universal” refer to Universal Bioenergy, Inc., a Nevada corporation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this Current Report on Form 8-K contains some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, and the effect of economic conditions include forward-looking statements.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events. You are advised, however, to consult any additional disclosures we make in our reports on Form 10-K, Form 10-Q, Form 8-K, or their successors.

Item 8.01 Other Events

Norcor Technologies Corporation

We have executed a Letter of Intent (“LOI”) with Norcor Technologies Corporation (“Norcor”), of Charlotte, North Carolina, upon which we will acquire a major stake in Norcor. The terms and conditions of the acquisition are being negotiated, and will be determined in the definitive agreement. No assurances can be provided that a definitive agreement will be executed.

 According to our management,  Norcor  Technologies, provides a  broad range of products and services which are primarily for use in the Health Care industry, Military Facilities, and the U.S. Department of Transportation. Norcor’s primary focus is  selling  transportation fuels, biodiesel,  energy services, and facility energy efficiency retrofits. Norcor’s management  states that they are in discussions with the U.S. Military for a contract to provide several of their bases with approximately $49,000,000 in biodiesel and transportation fuels, over the next one to three years.  Management has been informed, they are also evaluating  the building of a new biodiesel fuel blending facility, a solar energy plant in the U.S. and have an interest in  natural gas wells in Oklahoma.

We intend to work with Norcor to further its business model and expansion plans in the fuel and energy services industry. Our management believes that Norcor will  us allow us to market biofuels, transportation fuels and energy services, to Norcor’s  customer base  and  marketing channels, as part of our new business focus. This major shift in strategy means that, by obtaining supplies of natural gas directly from the wellhead, Universal would become a producer / supplier and would make significant more revenues and profits from higher margins.  The natural gas would  be marketed  by NDR Energy Group, to its customers. Based solely on our  initial due diligence, we believe that if the acquisition is completed, the  potential  profit  to be generated from this acquisition  is in the multi-million dollar range annually.

Corporate Reports and SEC Flings

Universal is working with its Accountants and  Auditors to  complete all of the Company’s financial statements,  annual and quarterly reports to be filed with the SEC.    The Company in conjunction with its Accountants, independent Auditors, and legal counsel, are  reviewing and updating  all of its financial records and related documentation  to bring them  current, for filing with the SEC, to ensure the Company is in full compliance with FINRA, GAAP and SEC guidelines.  We believe, the updated records should have a very positive effect on the Company, and may bring added value for our shareholders, and  our current efforts for  potential  acquisition targets.

ICapital Finance Inc.

The Company has signed an Agreement to retain the services of iCapital Finance Inc., based in Irvine, California  iCapital is a financial services company, specializing in the Micro and Small Cap Public Companies and Middle Market Private Companies offering a wide range of financial advisory services, including; Mergers & Acquisitions, equity and debt financing, strategic advice, and financial consulting. iCapital's industry experience and financial resources are designed to assist high growth companies in meeting their corporate objectives. Its primary focus is in the  Technology,  Healthcare,  Media & Telecommunications and  Financial Services industries. iCapital has cultivated and maintains strong affiliations with top-tier firms including; GMAC, J.P Morgan, Greenwich Capital, and Prudential Securities. iCapital will be providing their advisory services to Universal for  financial and strategic business consulting, asset  and technology purchases, and  assisting   the Company in its growth plans for  mergers and acquisition.  They will also  assist in the efforts to position the Company to qualify, and apply for listing on other  stock exchanges, which list similarly situated alternative energy technology companies.

Item 9.01 Financial Statements and Exhibits.

(d) None

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Bioenergy, Inc .

Date: July 30, 2010	By:	/s/ Vince M. Guest
Vince M. Guest Chief Executive Officer